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                                                                    EXHIBIT 10.9


                    SECOND AMENDMENT TO AMENDED AND RESTATED
                        AGREEMENT RESPECTING EMPLOYMENT


This Second Amendment (this "Amendment") to the Amended and Restated Agreement Respecting Employment (the "Agreement") dated as of November 1, 1991, by and between Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), and Louis A. Waters ("Employee") is entered into by and between the Company and Employee effective as of March 1, 1995, as follows:

1. The first sentence of Section 3.A of the Agreement shall be deleted in its entirety and a new sentence shall be added as the first sentence of such Section 3.A which shall read as follows:

                 A base salary shall be payable to the Employee by the Company as a guaranteed annual amount under this Agreement equal to $465,000 (as the same may be adjusted as provided in Section 3(B) hereof, the "Base Salary") effective as of March 1, 1995, for each compensation year thereafter during the term of this Agreement.

         In addition, the Company and Employee acknowledge and agree that the receipt by Employee of an award or unit of the Company's (or any successor's) stock which must be recognized by Employee as compensation will not be excluded from "total annual direct compensation" under clause (y) of Section 3.A of the Agreement, if, and to the extent that such stock is granted to Employee in lieu of incentive compensation which would be included in "total annual direct compensation".

2. Section 3.B of the Agreement shall be deleted in its entirety and a new Section 3.B shall be added to the Agreement which new Section 3.B shall read as follows:

                 B. Adjustment to Base Salary. The Base Salary payable from time to time hereunder shall be subject to being increased (but not decreased) in the sole discretion of the Compensation Committee of the Company's Board of Directors.

3.       For purposes only of calculating the Annual Retirement Payment under
         Section 4.F(ii) of the Agreement, for calendar year 1995 and each calendar year thereafter, the term "total annual direct compensation" (as defined in Section 3.A of the Agreement) shall be reduced by each of the following amounts:



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         A.      The amount (the "Extra Increase in Base Salary") by which the
                 Base Salary for each year exceeds $373,515 for 1995 (for 1996 and each year thereafter the 1995 amount ($373,515) will be adjusted annually on a compounded basis by 100% of the increase in the Consumer Price Index described in Section 4.F(i) of the Agreement for each twelve-month period from January 1, 1995 until the first day of each such year); and

         B. The part of any incentive or supplemental compensation due to the Extra Increase in Base Salary (the "Extra Increase in Incentive Compensation").

         As stated above this reduction of total annual direct compensation shall only apply to calendar years 1995 and thereafter for purposes of calculating the Annual Retirement Payment under Section 4.F(ii) of the Agreement.

4. The Company and Employee acknowledge and agree that all other benefits or payments that Employee and his spouse may receive under the Company's defined benefit retirement plans (qualified and nonqualified) in which Employee participates shall be increased on a compound basis each year by the CPI Adjustment in the same manner as the Annual Retirement Payment under Section 4.F(ii) of the Agreement. The aggregate of all such increases to such benefits or payments under the Company's retirement plans shall be a separate contractual obligation of the Company to Employee under the Agreement and shall be payable to Employee in monthly installments in cash at the same time as the monthly Annual Retirement Payment benefit is paid to Employee.

5. For purposes of determining the Retirement Plan Offset in the fourth sentence of Section 4.F (ii) of the Agreement (i) the reference to the Company's retirement plan shall include all defined benefit Company retirement plans (qualified and nonqualified) in which Employee participates, (ii) payments shall be assumed to be made in the form of a 50% joint and survivor annuity with the spouse as the beneficiary commencing the same date as payments of the Annual Retirement Payment under the Agreement and (iii) if the Employee's current spouse is not the Employee's beneficiary at the time of retirement, the payments shall be assumed to be made in the form of a single life annuity commencing the same date as payments of the Annual Retirement Payment under the Agreement.

6. For purposes of determining the 2.86 percent reduction to the Retirement Plan Offset included in Section 4.F(ii) of the Agreement
         (i) the reduction shall be calculated using a recomputed Retirement Plan Offset where such recomputed Retirement Plan Offset is calculated assuming Employee has 35 years of service regardless of actual service or when his retirement occurs, (ii) payments shall be assumed to be made in the form of a 50% joint and survivor annuity with the spouse as the beneficiary commencing the same date as payments





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         of the Annual Retirement Payment under the Agreement and (iii) if the
         Employee's current spouse is not the Employee's beneficiary at the time of retirement, the payments shall be assumed to be made in the form of a single life annuity commencing the same date as payments of the Annual Retirement Payment under the Agreement.


7. For calendar year 1995 and each calendar year thereafter, the 2.86 percent reduction to the Retirement Plan Offset included in Section 4.F(ii) of the Agreement shall not apply to the part of the Retirement Plan Offset attributable to the Extra Increase in Base Salary (defined above) and the Extra Increase in Incentive Compensation (defined above).

8. The Company and Employee acknowledge and agree that, subject to any appropriate adjustment of the number of shares pursuant to the terms of this Agreement, Employee is entitled to be granted options to purchase 44,400 shares of common stock of the Company in September, 1995. The Company and Employee agree that, subject to any appropriate adjustment of the number of shares pursuant to the terms of this Agreement, Employee shall be issued options to purchase 44,400 shares of the common stock of the Company in the period from October 1, 1995 through December 15, 1995 (the timing of such issuance during such period to be determined in the sole discretion of the Compensation Committee of the Company's Board of Directors), instead of options to purchase 44,400 shares of common stock of the Company in September, 1995.

As amended hereby, the terms of the Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Second Amendment to Amended and Restated Agreement effective as of the day and year indicated above.


                                             /s/ Louis A. Waters
                                        ----------------------------------------
                                                 Louis A. Waters


                                        BROWNING-FERRIS INDUSTRIES, INC.

                                        By: /s/ William D. Ruckelshaus
                                        ----------------------------------------
                                                William D. Ruckelshaus
                                                Chairman of the Board
                                              and Chief Executive Officer

                                                Address: P.O. Box 3151
                                                 Houston, Texas 77253




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